EXHIBIT 99.1

Simmons First Receives Preliminary Approval to Participate in Treasury's Capital Purchase Program

PINE BLUFF, Ark., Oct. 30, 2008 (GLOBE NEWSWIRE) -- Simmons First National Corporation (Nasdaq:SFNC) announced today that it has received preliminary approval to participate in the U.S. Treasury's Capital Purchase Program, subject to standard closing conditions. The Capital Purchase Program is designed to provide additional capital to healthy financial institutions, thereby increasing confidence in our banking industry and encouraging increased lending. Simmons First expects to sell $40 million of preferred stock through the program.

"While our Company is very well capitalized, the cost of capital under the program is favorable given the current market, and it provides us additional capital for potential acquisition opportunities within our targeted markets," said J. Thomas May, Chairman and CEO.

Simmons First will pay a 5% dividend, or $2 million annually, for each of the first five years of the investment, and 9% thereafter unless Simmons First redeems the shares. The Treasury will also receive 10-year warrants for common stock, which will provide them the opportunity to benefit from an increase in the common stock price of the company.

Simmons First will immediately begin the corporate procedures to authorize and issue the preferred stock and warrants. The issuance of the preferred stock and warrants, under the program, is not expected to impact the regular dividend paid by Simmons First, on its common stock, and will have a minimal dilutive impact on its earnings per share .

"Prior to the funding of any senior preferred shares, our shareholders will be informed of the details of this purchase and vote on the proposal," May continued. The issuance of the preferred stock under the program, if approved by shareholders, is not expected to be completed until the first quarter of 2009.

About Simmons First National Corporation

Simmons First National Corporation is an Arkansas based financial holding company with eight community banks in Pine Bluff, Lake Village, Jonesboro, Rogers, Searcy, Russellville, El Dorado and Hot Springs, Arkansas. The Company's eight banks conduct financial operations from 88 offices, of which 84 are financial centers, in 48 communities.

The Simmons First National Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4819

CONTACT:  Simmons First National Corporation
          David W. Garner, Senior Vice President and Investor
           Relations Officer
          (870) 541-1000